SEPARATION AGREEMENT

BETWEEN:

JONATHAN AWDE

"the Employee"

-and-

DAKOTA GOLD (CANADA) SERVICES CORP.

"the Employer" or "the Company"

WHEREAS the Employee is employed by the Employer as President and Chief Executive Officer pursuant to an employment agreement dated April 19, 2024 (the "Employment Agreement");

AND WHEREAS the Employee has agreed to voluntarily resign from his employment with the Employer effective October 30, 2024 (the "Separation Date");

AND WHEREAS the Employee and the Employer (the "Parties") wish to enter into a formal agreement governing the terms and conditions applicable to the cessation of the Employee's employment with the Employer (the "Separation Agreement");

NOW THEREFORE the Parties agree as follows:

1. The Employee hereby provides irrevocable notice of resignation as (i) officer, director and employee of the Employer, (ii) officer and director of Dakota Gold Corp. ("Dakota Gold DE"), a Delaware corporation and the parent company of the Company, and (iii) any other officer and/or director positions the Employee holds at Dakota Gold DE or any subsidiary thereof, effective the Separation Date.  The Employer accepts the Employee's resignation and confirms the cessation of the Employee's employment and Employee's service as an officer and director as set forth above effective the Separation Date.

2. The Employee shall continue to be paid his regular salary and participate in the Employer's benefit plans up to and including October 31, 2024.  The Employee shall receive all vacation pay and any other statutory entitlements owing to him as of October 31, 2024.  The Company will reimburse the Employee's standard business expenses incurred prior to October 12, 2024 in accordance with Company policy.  Except as provided in this paragraph and in paragraph 3, the Employee shall have no entitlement to any further payments, benefits or equity grants following the Separation Date, including, without limitation, any entitlement to a full or pro-rata bonus payment for the current fiscal year.  The Employee's participation in the Employer's benefit plans shall cease effective October 31, 2024, except as required under law.  The Employee is responsible for all of his legal and other expenses he incurred in connection with Dakota Gold DE's investigation concerning Employee's Form 4 filings and related controls and his separation from the Company, and agrees that he will not seek any indemnification or advancement of such expenses.  For purposes of clarity, the Company and Dakota Gold DE are each responsible for their respective costs related to the investigation concerning Employee's Form 4 filings and related controls and his separation from the Company.

3. Subject to the Employee continuing to comply with the terms of this Separation Agreement, the Employee will be entitled to the following payments on account of the cessation of the Employee's employment with the Employer:

(a) a lump sum payment, payable as a retiring allowance, of up to US$620,000, subject to applicable tax withholdings, payable in installments as follows: (i) $310,000 within three (3) business days of signing this Separation Agreement, (ii) $155,000 on the later of (a) ninety (90) days after the Separation Date or (b) upon Dakota Gold DE completing $5 million US of capital-raising from non-affiliates after the date of signing this Separation Agreement, and (iii) $155,000 payable within three (3) business days of publication of the Richmond Hill Initial Assessment with Cash Flow ("IACF") report; and

(b) a lump sum payment, payable as a retiring allowance, of US$465,000, subject to applicable tax withholdings, upon a Change in Control (as defined in the Employment Agreement) if (i) the Change in Control occurs on or before October 30, 2026 and (ii) unless otherwise expressly approved in writing by the Board prior to the Change in Control, Mr. Awde is not a party to or an affiliate of any party to the transaction constituting a Change in Control, and Mr. Awde has not encouraged or facilitated, any action or transaction constituting or giving rise to the Change in Control.  For the sake of clarity, nothing in this section precludes Mr. Awde from voting in favor of a Change in Control transaction recommended by the Board or referring a party who makes an unsolicited outreach to Mr. Awde about a Change in Control transaction to the Board so long as Mr. Awde does not encourage or facilitate the outreach of transaction.

4. Notwithstanding any terms to the contrary in the Employment Agreement or the award agreements for the Employee's equity awards listed on Schedule "B" attached hereto, or the related stock incentive plans under which such awards were issued, and subject to the Employee continuing to comply with the terms of this Separation Agreement, all equity awards granted to the Employee prior to the Separation Date shall continue to vest based on the passage of time (with no continuing employment condition) according to the schedule attached as Schedule "B".  In the event the Employee fails to comply with the terms of this Separation Agreement, the Employee shall forfeit any equity awards that are unvested as of the date of non-compliance.  Mr. Awde's vested equity awards will be governed by the terms of the existing award agreements and the related plan; provided, however, that Mr. Awde forfeits all rights to and interest in his vested stock options to purchase 387,500 shares of Dakota Gold DE's common stock (the "Common Stock") at an exercise price of $4.76 per share, which stock options are hereby cancelled.  The Employee is not entitled to any compensation or pay in lieu of any awards that are forfeited or options that are cancelled in accordance with this provision.

5. The Employee will provide reasonable assistance to the incoming Interim President and Chief Executive Officer in the transition of his duties.

6. The Employee will file with the U.S. Securities and Exchange Commission the Form 4/A, in the form attached as Schedule "C", promptly following the close of market on October 30, 2024.  Promptly thereafter, Dakota Gold DE will issue the press release, in the form attached as Schedule "D", announcing the Employee's resignation as director, officer and employee.  The Employee agrees to cooperate on preparation and execution of internal and external communications regarding the Employee's resignation.

7. The Employee confirms and agrees that the Employee shall not sell or otherwise transfer any securities, or any interest in securities, in Dakota Gold DE that are owned or controlled by the Employee until the publication of the IACF report, or until such time as a Change in Control occurs, if earlier; provided, however, that Mr. Awde may sell only such shares of Common Stock as may be necessary to satisfy applicable taxes upon the vesting of any equity awards that occurs while this provision is in effect, or the Company may agree to net share settle such awards to satisfy such taxes.  The Employee agrees to provide to Dakota Gold DE copies of account statements or other records as may be reasonably requested for Dakota Gold DE to verify the Employee's compliance with this paragraph 7.

8. Upon the Separation Date, the Employee shall return any and all Employer property including but not limited to all keys, passcards, laptop computers and storage devices, mobile devices, all passwords (computer, telephone, email), any desk or cabinet keys, any and all Employer data, manuals, information, other documents and all Confidential Information (as defined in the Employment Agreement) currently in his possession without keeping any copies.

9. The Employee acknowledges and agrees that the terms of the Employment Agreement continue to be binding, and specifically agrees that:

(a) He shall continue to be bound by his obligations towards the Employer which are expressed to apply after the Separation Date, including without limitation, the obligations under Section 10 (Confidentiality, Nonsolicitation, Noninterference, Nondisparagement, Inventions) and Section 11 (Cooperation) of the Employment Agreement;

(b) The restrictive covenants contained in the Employment Agreement are reasonable in scope and length in order to protect the legitimate business interests of the Employer and are therefore enforceable;

(c) He shall continue to abide by the restrictive covenants contained in the Employment Agreement; and

(d) He shall take no steps to challenge the validity of the restrictive covenants contained in the Employment Agreement, or elsewhere.

10. The Employee agrees to refrain from making any directly or indirectly disparaging, defamatory, injurious or other critical statement about the Employer, or its affiliates, officers, directors, employees, shareholders, agents or operations, whether to the Employer's clients, employees, prospective employees, suppliers, members of the public or otherwise. The Company will instruct its current Board members and current executive officers not to disparage or defame the Employee.

11. The Employee agrees that, during the period beginning as of the date of this Agreement through the first annual anniversary of the date of this Agreement, the Employee will not, and will not assist or encourage others to, directly or indirectly, in any manner, without prior written approval of the Board:

(a) take any actions, including acquiring, seeking to acquire or agreeing to acquire (directly or indirectly, whether by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another person, by joining a "group" (within the meaning of section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), through swap or hedging transactions or otherwise) any shares of the Common Stock (or beneficial ownership, as defined in Rule 13d-3 promulgated under the Exchange Act ("Beneficial Ownership"), thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (or Beneficial Ownership thereof) (including any derivative securities or any other rights decoupled from the underlying securities of the Dakota Gold DE) such that the Employee would Beneficially Own in excess of 6.0% of the then-outstanding shares of Common Stock;

(b) other than in open market sale transactions where the identity of the purchaser is not known, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of Dakota Gold DE or any rights decoupled from the underlying securities held by the Employee to any person or entity not (i) a member of the Board, (ii) an officer of Dakota Gold DE or (iii) an Affiliate, as defined in Rule 12b-2 promulgated under the Exchange Act (an "Affiliate"), of the Employee (any person or entity not set forth in clauses (i)-(iii) shall be referred to as a "Third Party") that would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of 1.0% of the shares of Common Stock outstanding at such time; provided further, that any sale transaction must comply with Section 7 for so long as it is applicable;

(c) (i) advise or knowingly encourage or influence any other person or entity or knowingly assist any third party in so encouraging, assisting or influencing any other person or entity with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board's recommendation in connection with such matter) or (ii) advise, influence or encourage any person or entity with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director;

(d) solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) (including any "withhold," "vote no" or similar campaign) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a "participant" (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly encourage or assist any third party in any "solicitation" of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board's recommendation in connection with such matter);

(e) (i) form, join or in any other way participate in a "group" with respect to any shares of Common Stock, (ii) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by Dakota Gold DE's stockholders (other than to the named proxies included in Dakota Gold DE's proxy card solicited by or on behalf of the Board for any annual or special stockholder meeting or pursuant to an action by written consent of the stockholders (each a "Stockholder Meeting")) or (iii) agree to deposit or deposit any shares of Common Stock or any securities convertible or exchangeable into or exercisable for any such shares of Common Stock in any voting trust, agreement or similar arrangement (other than (A) to the named proxies included in Dakota Gold DE's proxy card for any Stockholder Meeting, or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(f) separately or in conjunction with any third party in which the Employee is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), indicate an interest in or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving Dakota Gold DE or any of its subsidiaries or the assets or businesses of Dakota Gold DE or any of its subsidiaries or actively encourage or initiate or support any other third party in any such activity; provided, however, that the Employee shall be permitted to sell or tender his shares of Common Stock pursuant to any such third-party transaction;

(g) (i) nominate, recommend for nomination, or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which Dakota Gold DE directors are to be elected, (ii) present at any Stockholder Meeting any proposal for consideration for action by the stockholders or (iii) call or seek to call, or request the call of, alone or in concert with others, or support another stockholder's call for, any meeting of stockholders, whether or not such a meeting is permitted by Dakota Gold DE's organizational documents;

(h) take any action in support of or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board, management or policies of Dakota Gold DE, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board; (ii) any material change in the capitalization, stock repurchase programs and practices or dividend policy of Dakota Gold DE; (iii) any other material change in Dakota Gold DE's management, business or corporate structure; (iv) seeking to have Dakota Gold DE waive or make amendments or modifications to Dakota Gold DE's charter or bylaws, or other actions that may impede or facilitate the acquisition of control of Dakota Gold DE by any person or entity; (v)  causing a class of securities of Dakota Gold DE to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Dakota Gold DE to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(i) make any request for stockholder list materials or other books and records of Dakota Gold DE under Section 220 of the Delaware General Corporation Law or otherwise;

(j) except in the case of fraud by Dakota Gold DE, institute, solicit, join (as a party) or knowingly assist any litigation, arbitration or other proceeding against Dakota Gold DE or any of its current or former directors or officers (including derivative actions), other than (i) litigation by the Employee to enforce the provisions of this Separation Agreement, (ii) counterclaims with respect to any proceeding initiated by, or on behalf of, Dakota Gold DE or its Affiliates against the Employee, and (iii) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent the Employee from responding to or complying with a validly issued legal process;

(k) encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other person or entity in connection with the foregoing that is prohibited to be taken by the Employee; or

(l) request that Dakota Gold DE, directly or indirectly, amend or waive any provision of this Section 11 (including this clause (l)), other than through non-public communications with Dakota Gold DE that would not reasonably be expected to trigger public disclosure obligations for any of the Parties.

The foregoing provisions of this Section 11 shall not be deemed to prevent the Employee from (i) communicating privately with the Board or any of Dakota Gold DE's executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require Dakota Gold or the Employee to make public disclosure with respect thereto, (ii) communicating privately with stockholders of Dakota Gold DE in compliance with the other provisions of this Agreement; provided that such communication is not made with an intent to violate this Section 11, Section 10 or any other provision of this Agreement, (iii) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Employee, or (iv) reporting potential misconduct with laws and regulations by Dakota Gold DE to the applicable regulatory bodies or government agencies or authorities, or otherwise participating in an investigation conducted by a government agency or authority or providing information to a government agency or authority pursuant to any whistleblowing provisions of relevant legislation.

Notwithstanding anything to the contrary in this Section 11, if after the date hereof Dakota Gold DE enters into a definitive agreement for an acquisition or business combination in which (1) the security holders of Dakota Gold DE would not own a majority of the surviving entity or (2) Dakota Gold DE is selling all or substantially all of Dakota Gold DE's assets, then the Employee shall be entitled to take any of the actions set forth in this Section 11.

12. In exchange for the consideration outlined in this Separation Agreement, the Employee shall execute the Release and Indemnity (the "Release") attached hereto as Schedule "A".  It is understood that the Release is an integral part of this Separation Agreement.

13. The Parties acknowledge and agree that this Separation Agreement and the accompanying Release shall be governed by the laws of the Province of British Columbia and the laws of Canada that may be applicable.

14. The terms of this Separation Agreement shall prevail over the terms of the Employment Agreement where such terms in the Employment Agreement conflict with this Separation Agreement in any way.

15. The Employee acknowledges by signing this Separation Agreement and Release that he understands, appreciates and has obtained independent legal advice with respect to the terms, and that he has voluntarily entered into this Separation Agreement.  The Employee further confirms that this Separation Agreement constitutes the entire agreement between the Parties with respect to the Employee's employment and cessation of employment with the Employer.

16. This Separation Agreement may be executed by the Parties by electronic signature, by facsimile or email transmission and will have the same force and effect as an original executed version of this document. The Parties agree that this Separation Agreement and Release may be executed in any number of counterparts with the same effect as if all the Parties had signed the same documents. Each counterpart is as valid and binding on all Parties as every other counterpart, and all counterparts shall be construed together to constitute one agreement.

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

Dated at	this 30th day of October, 2024.

/s/ Jonathan Awde	/s/ Sacha Roux
Jonathan Awde	Witness

Dated at	this 30th day of October, 2024.
/s/ Robert Quartermain
Per: Robert Quartermain Dakota Gold (Canada) Services Corp. Authorized Signing Officer

SCHEDULE "A"

FULL AND FINAL RELEASE

 IN CONSIDERATION of the terms and conditions set out in the Separation Agreement to which this Full and Final Release and Indemnity ("Release") is attached, and such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged:

1. I, Jonathan Awde ("Employee") on behalf of myself and my heirs, executors, administrators, legal personal representatives, agents, successors and assigns hereby release and forever discharge Dakota Gold (Canada) Services Corp. and all parent or related corporations, subsidiaries, entities and affiliates and each of their respective past, present and future partners, officers, directors, shareholders, employees, servants, representatives, trustees, agents, insurers, and all of their respective heirs, successors, predecessors, executors, administrators and assigns (hereinafter collectively referred to as the "Company") jointly and severally from any and all liabilities, actions or causes of action, suits, contracts and covenants, whether express or implied, debts, complaints, claims and demands for damages, indemnity, entitlements, costs, interest, loss or injury of any kind or nature whatsoever whether in common law, in equity, in contract, in tort, in statute or otherwise however arising, which the Employee may have had, may now have or may have in the future, whether presently known or unknown, which in any way relate to the hiring of, the employment or the cessation of employment of the Employee by the Company including but not limited to any claims for damages, wrongful dismissal, payment in lieu of notice of termination of employment, severance, payments related to compensation including salary, commissions, bonus, incentive amounts, pension, vacation pay, premium pay, overtime pay, benefit coverage under the Company's applicable plans and/or policies (or any amendments, discontinuance, replacement, elimination or changes of any kind to the plans and/or policies thereto) including short term or long term disability benefits, costs and interest, provided that notwithstanding the foregoing, nothing in this release prohibits Employee from bringing a claim to enforce the terms of the Separation Agreement or making counterclaims in an action commenced by the Company.

2. THE EMPLOYEE UNDERSTANDS AND AGREES that the terms set out in the Separation Agreement and this Release constitute a full and final settlement of any existing, planned or possible complaint or complaints against the Company under any statute or regulation of Canada or of any province including the British Columbia Employment Standards Act, the British Columbia Human Rights Code, and any other applicable law which creates obligations as between an employer and employee relating to the hiring of, the employment or the cessation of employment of the Employee by the Company.

3. THE EMPLOYEE CONFIRMS that there are no outstanding claims in regard to the cessation of the Employee's employment with the Company and that the Employee shall not make any claim or institute any proceedings against the Company or any other person who might claim contribution or indemnity from the Company in connection with any matter for which this Release is given.

4. THE EMPLOYEE UNDERSTANDS AND AGREES that in the event the Employee should hereafter make any claim or demand or commence or threaten to commence any action or complaint against the Company in any jurisdiction for or by reason of any cause, matter or thing in respect of the matters released herein, this Release shall be raised as a complete bar to any such proceedings and shall be used in support of an Order dismissing such proceedings with costs payable to the Company. In the event any other person makes a claim for contribution or indemnity against the Company in connection with any matter for which this Release is given, the Employee shall save harmless and indemnify the Company for any costs, expenses or damages arising from such claim, demand or action.

5. THE EMPLOYEE UNDERSTANDS AND AGREES that the Company does not admit liability to the Employee in connection with any matter for which this Release is given and any such liability is expressly denied.

6. THE EMPLOYEE UNDERSTANDS AND AGREES that this Release does not apply to any (i) payments, continuing payments or continuing undertakings or obligations as specifically set out in the Separation Agreement and (ii) any rights that the Employee may have to indemnification from Dakota Gold Corp. ("Dakota Gold DE") as a current or former officer or director of Dakota Gold DE, including without limitation indemnification rights under applicable laws, the charter documents of Dakota Gold DE, or any liability insurance policy maintained by Dakota Gold DE.

7. THE EMPLOYEE ACKNOWLEDGES the Employee's continuing duties of confidentiality to the Company and shall maintain any and all confidential information of the Company in the strictest of confidence at all times.

8. THE EMPLOYEE CONFIRMS that, in signing this Release, the Employee has not relied on any written or oral representations made by or on behalf of the Company, other than what might be contained in the Separation Agreement, and that this Release contains all terms and conditions with respect to the Employee's release of liability of the Company without exception or limitation.

9. THE EMPLOYEE CONFIRMS that the Employee has obtained independent legal advice with respect to the details of the Separation Agreement as well as the terms of this Release, that the Employee understands the meaning of the provisions herein and the consequences of signing them and that the Employee is executing this Release freely, voluntarily, and without coercion or duress.

10. IN WITNESS WHEREOF the Employee has executed this Release by affixing the Employee's hand in the presence of the witness whose signature is subscribed below.

SIGNED AND DELIVERED in the presence of	) ) ) ) ) ) )
_________________________________________________________ Witness		_________________________________________________________ Jonathan Awde
_________________________________________________________		_________________________________________________________
Date		Date

SCHEDULE "B"

Schedule of Unvested Equity Awards

Stock Options:

Date of Grant	Number of Unvested Options	Vesting Schedule	Exercise Price
Sept 2, 2022	46,563	Vest on May 11, 2025	$3.01
March 1, 2023	54,096	27,047 vest on March 1, 2025 27,049 vest on March 1, 2026	$2.81
March 1, 2024	107,032	35,677 vest on March 1, 2025 35,677 vest on March 1, 2026 35,678 vest on March 1, 2027	$2.12

Restricted Stock Units:

Date of Grant	Number of Unvested Units	Vesting Schedule
Sept 2, 2022	11,075	Vest on May 11, 2025
March 1, 2023	26,691	13,345 vest on March 1, 2025 13,346 vest on March 1, 2026
March 1, 2024	53,066	17,688 vest on March 1, 2025 17,688 vest on March 1, 2026 17,690 vest on March 1, 2027

Performance Stock Units:

Date of Grant	Number of Unvested Units	Vesting Schedule, in each case subject to the performance conditions set forth in the applicable award agreement
Sept 2, 2022	11,145	Performance period ending Dec 31, 2024
March 1, 2023	53,381	Performance periods ending Dec 31, 2024 and 2025
March 1, 2024	106,132	Performance periods ending Dec 31, 2024, 2025 and 2026

SCHEDULE "C"

FORM 4 AMENDMENT

[Omitted - see filing]

SCHEDULE "D"

PRESS RELEASE

[Omitted - see Exhibit 99.1]